Exhibit 10.2

LF 80 Tons Refined-Steel Ladle Refractories Full-Services Contract

(English Summary /Translation)

Contract No: HG-2008-C2/W3-024
Signing Date: November 12, 2008

Party A: Heilongjiang Iron & Steel Co., Ltd.
Party B: Henan Gengsheng Refractories Co., Ltd.

Through negotiations in good faith, Heilongjiang Iron & Steel Co., Ltd. (hereinafter referred to as the "Party A") and Henan Gengsheng Refractories Co., Ltd. (hereinafter referred to as the "Party B") agree to enter into this full services contract (the "Contract") in connection with the materials used for LF 80 tons ladle for refined steel and agree to bind to the terms agreed as follows:

1. The contents of services and scope of supply and materials

Party B shall provide materials and personnel supports to Party A’s facilities regarding insulation installations, constructions of operations facilities, refractories replacements, on-site maintenance, and all the supplies tools and equipments.

2. Rights and obligations

(1) Party A
2.1.1. Shall provide storage space for Party B to locate certain amounts of refractories materials and equipments on the site.
2.1.2. Shall provide possible utilities for Party B to conduct daily operations and maintenance at the facilities; shall provide timely risk management to secure continuing operations.
2.1.3. Shall be responsible for all the equipments supporting on-site installation and repairs.
2.1.4. Shall assign the consignee to coordinate the production operation with the technicians assigned by Party B.
2.1.5. Shall be eligible to terminate this Contract when Party B does not agree with technical instructions requested by Party A.
2.1.6. Shall be eligible to terminate this Contract when Party B is responsible for consecutive accidents (including broken ladle 3 times or any accidents delaying operations more than 1 hour or any injuries).

(2) Party B
2.2.1. Shall be responsible for all the equipments and maintenances and repairs services.
2.2.2. Shall assign professional and skillful technical team to be responsible for on-site constructions and related maintenances. Shall report to Party A regarding the status of operations.
2.2.3. Shall strictly operate following technical instructions and bind to inspections and supervision from Party A. Shall guarantee the quality of refractories materials, the usage period, and the capacity of ladle to meet the production requirement;
2.2.4. Shall comply with production arrangement and on site instruction undertaken by Party A and shall fulfill agreed production plan.
2.2.5. Shall strictly conduct safety management, shall be responsible for implementing worker safety education, shall guarantee safe operation, and shall prevent the occurrence of any accidents. Party B shall be liable for all the accidents due to its negligence.
2.2.6. Shall be responsible for the management of on-site personnel’s safety, accommodation, transportation, and operations. Two parties shall execute personnel safety agreement within one week upon the execution of the Contract.
2.2.7. Shall be responsible for all the losses it may cause to Party A due to the operations mistakes from technical personnel assigned by Party B.

3. Default

(1) Technical Default
3.1.1. Party B shall be penalized RMB 200 for each shortage of production cycle under the guarantee minimum 80 cycles.
3.1.2. Party B shall be penalized RMB 50 for every minute of operation delay not caused by Party A during the production process.
3.1.3. Party B shall be penalized RMB 500 for every failure of argon blowing out incident except the cause incurred by Party A.
3.1.4. Party B shall be penalized RMB 200 for every failure of automatic pouring to ladle. Shall be penalized RMB 500 for every failure from continuing occurrence.
3.1.5. Except the negligence of Party A, Party B shall be penalized RMB 500 for every failure of temperature control.

(2) Accident Default
Party B shall be liable for all the direct economic loss from the accidents incurred by Party B.
(3) Other Default
Any violations and safety accidents will be arbitrated based on the labor safety contract agreed by both parties and industrial regulations under national law.

4. Payment

4.1. The unit price of the Contract is RMB 19.5 per ton (include 17% VAT) including material expenses, personnel expenses, management expenses, transportation expenses, planning expense, equipment expenses, and maintenance expenses.
4.2. Monthly payment shall be settled from multiplying the production volume approved by Party A with unit price.
4.3. The unit price shall be settled at RMB12.9 per ton (same as the agreed price in contract HG-2008-C2/W3-022) if the production volumes would not meet the agreed requirements due to productions incidents or operation interruptions incurred by Party A.

5. Contract Period

5.1. The Contract will be valid for one year from September 14, 2008 to September 14, 2009.

6. Deposit

Party B shall deliver RMB 100,000 as the good faith deposit to Party A. Party A shall refund the deposit when the Contract is due without renewal.

7. Others

7.1. The Contract can be supplemented through mutual negotiation as part of this Contract. The Parties shall fulfill the obligations of confidentiality in terms of commercial secrets acknowledging from this Contract. Without mutual agreement, neither party can disclose information in any manner to third party. The violation party shall be responsible for all the consequences it may cause to the other party.
7.2. Party A shall be eligible to terminate the Contract and seek economic compensation for all the causes accrued by Party B.
7.3. Party A shall not pay the last payment and seek related compensation for possible losses when Party B terminates the Contract. Party B shall submit notice in writing 3 months before the termination.
7.4. Party B shall be penalized 1000 times of the value for all the lost items at the properties of Party A, which shall be deducted from the payment of production. Party B shall repay all the balances of theft compensation.
7.5. Any dispute shall be settled through negotiation by both parties. Either party shall file the case to the local jurisdiction where the Party A is located when the settlement cannot be reached.
7.6. This Contract will be duplicated 6 copies; Party A will hold 4 copies and Party B holds two copies.

Party A	Party B
Company: Heilongjiang Iron & Steel Co., Ltd.,	Company: Henan Gengsheng Refractories Co. Ltd
Address: Shuangxuan Rd, Lingdong District Shuangyashan
Address: No. 88 Gengsheng Avenue, Gongyi City
City
Legal representative: /s/Zhixiang Zhang	Legal representative: /s/ Shunqing Zhang
Authorized representatives: /s/ Demou Zhou	Authorized representatives: /s/ Xilin Yuan
Company Seal	Company Seal